Ex. 99.1

LightPath Technologies Projects Fourth Quarter

and Full Year Sales Results

For Immediate Release

(July 8, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of precision molded aspheric optics, GRADIUM(R) glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its full year include sales of $11.7 million compared with $8.3 million in the prior year, an increase of approximately 41%. Projected results for the fourth quarter of fiscal 2005 include sales of approximately $2.4 million compared with $2.8 million in the fourth quarter of the prior year, a decrease of approximately 13%. The Company's cash and cash equivalents at June 30, 2005 were approximately $2.5 million; this represents an overall use of cash in the fourth quarter of under $75,000. This compares favorably with the third quarter of fiscal 2005 where the use of cash was approximately $377,000.

As previously reported, our sales backlog had decreased in the third quarter of fiscal 2005, as compared to the second quarter of fiscal 2005, primarily due to the communications market. The decreased sales backlog in the third quarter constrained the rate of sales in the fourth quarter. Our sales backlog increased by 4% during the fourth quarter of fiscal 2005, as compared to the preceding third quarter, on the strength of demand in the industrial, medical and defense markets that offset some of the weakness in the communications market. As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, we had a "Disclosure Backlog" (as defined therein) of $2.5 million. At June 30, 2005, our Disclosure Backlog was $2.6 million. In comparison to the prior year, our Disclosure Backlog at June 30, 2004 was $3.3 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "I am encouraged by the 41% growth in sales and dramatic reduction in our cash usage over the last twelve months and near breakeven cash usage in this last quarter. The additional resources resulting from the recent $1.1 million private placement of common stock puts us in a strong position to pursue our growth objectives. Although disappointed with this quarter's projected aggregate sales results, our continued efforts to diversify sales into the non-communication markets are reflected in the increase of our sales backlog during the fourth quarter. We anticipate that new product introductions, such as our recently announced Black DiamondTM infrared aspheres and new collimator activities, will further expand our sales opportunities."

Webcast Details:

LightPath plans to hold an audio webcast at 2:00 p.m. EDT on Tuesday, August 30, 2005 to discuss details regarding the company's performance for the fourth quarter and full fiscal 2005 year. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Ken Brizel, President & CEO

Rob Burrows, CFO

LightPath Technologies, Inc.

Telephone: (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.